EXHIBIT 16.1

December 19, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Protea Biosciences Group, Inc.’s Form 8-K dated December 20, 2013 and are in agreement with the statements contained therein to the extent they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

MALIN, BERGQUIST & COMPANY, LLP